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                                                                    Exhibit 3.15

                                 CERTIFICATE OF

                               LIMITED PARTNERSHIP

                                       OF

                               ISPAT INLAND, L.P.

            This Certificate of Limited Partnership of Ispat Inland, L.P. (the "Partnership") is being executed by the undersigned for the purpose of forming a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act.

The name of the Partnership is Ispat Inland, L.P.

The address of the registered office of the Partnership in the State of Delaware is the Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle. The name of the Partnership's registered agent at that address is The Corporation Trust Company.

The name and mailing address of the general partner is as follows:

                  9064-4816 Quebec Inc.
                  300, rue Leo-Parisieau
                  C.P. 2000, succ. Place-du-Parc
                  Montreal, (Quebec) H2W 2S7
                  Canada

            IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership as of July 10, 1998.

                                   9064-4816 QUEBEC INC.
                                   General Partner

                                   By: /s/ Richard LeBlanc
                                       -----------------------------------------
                                       Names: Richard LeBlanc
                                       Title: Secretary